Exhibit 99.1

WEX Inc. Reports Fourth Quarter 2012 Financial Results

Strong virtual card spend growth and Fleet One acquisition drive quarterly results

Significant growth investments planned in 2013

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 6, 2013--WEX Inc. (NYSE: WXS), a leading provider of corporate card payment solutions, today reported financial results for the three months ended December 31, 2012.

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2012 increased 21% to $169 million from $140.0 million for the fourth quarter of 2011. Net income to common shareholders on a GAAP basis was $29.1 million, or $0.74 per diluted share, compared with $32.8 million, or $0.84 per diluted share, for the fourth quarter last year. The current quarter’s net income on a GAAP basis reflected several items related to the acquisition of Fleet One, including an $8.9 million charge related to the discontinuation of WEX’s OTR platform and a $1.7 million expense related to the termination of Fleet One’s MasterCard business. These items are excluded from adjusted net income.

On a non-GAAP basis, the Company's adjusted net income for the fourth quarter of 2012 increased 9% to $41.8 million, or $1.07 per diluted share, from $38.4 million, or $0.98 per diluted share, for the same period a year ago. As previously announced, fourth quarter GAAP net income and adjusted net income both included $4.8 million of deal and integration related costs associated with the acquisition of Fleet One.

For the full year 2012, revenue increased 13% to $623 million from $553 million in 2011. Net income to common shareholders on a GAAP basis was $2.48 per diluted share in 2012 compared to $3.43 per diluted share in 2011. In addition to the expenses outlined above, full year 2012 GAAP net income included an impairment charge in the third quarter related to the Company’s Australian prepaid business. On a non-GAAP basis, adjusted net income increased 12% to $4.06 per diluted share from $3.64 per diluted share in 2011. For the full year 2012, adjusted net income included a charge related to a retroactive change in Australian tax law that was enacted in the third quarter, as well as deal and integration costs associated with the Company’s acquisition of Fleet One.

WEX uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the fourth quarter of 2012, the Company's GAAP financial results include an unrealized gain of $0.1 million dollar pre-tax, non-cash, mark-to-market gain on these instruments. See Exhibit 1 for a full reconciliation of adjusted net income.

“2012 was a great year for WEX as illustrated by our financial results. Over the past year, we made great strides in executing against our multi-pronged strategy, setting the stage for strong potential revenue expansion in 2013,” said Michael E. Dubyak, WEX chairman, president and chief executive officer. “As we look to the upcoming year, there are a number of emerging opportunities across our business to drive our future growth including global prospects for our successful virtual card product. Given our track record of targeting investments to yield strong performance, we plan to accelerate the level and timing of our strategic investments to maximize the potential of our businesses. Overall, we believe these actions will better position WEX for the long-term while also advancing our status as a comprehensive business partner for fleet, virtual and paycard solutions,” concluded Mr. Dubyak.

Fourth Quarter 2012 Performance Metrics

Where applicable, the performance metrics listed below include activity from Fleet One, acquired October 4, 2012, which positively impacted metrics for the fourth quarter.

  Average number of vehicles serviced worldwide was approximately 7.6 million, an increase of 14% from the fourth quarter of 2011.
  Total fuel transactions processed increased 12.1% from the fourth quarter of 2011 to 89.7 million. Payment processing transactions increased 15.7% to 70.1 million; transaction processing transactions increased 1.1% to 19.6 million.
  Average expenditure per domestic payment processing transaction increased 23.4% from the fourth quarter of 2011 to $86.53.
  Domestic retail fuel price increased 5.9% to $3.74 per gallon from $3.53 per gallon in the fourth quarter of 2011.
  Total corporate card purchase volume grew 23.6% to $2.5 billion, from $2.0 billion for the fourth quarter of 2011.

Financial Guidance and Assumptions

“Over the past year we have delivered solid financial results while actively investing in our business to drive future growth, and we expect this momentum to persist into 2013. While we anticipate continued strong revenue growth in both our Fleet and Other Payments segments in 2013, we expect these benefits to be impacted by higher interest expense as a result of our recent bond offering and an elevated level of investments in growth opportunities, particularly related to the globalization of our virtual card product. With a strong foundation to build upon, we believe these actions will contribute to the long-term sustainability of our business,” said Steve Elder, WEX senior vice president and chief financial officer.

  For the first quarter of 2013, WEX expects revenue in the range of $158 million to $165 million and adjusted net income in the range of $34 million to $37 million, or $0.89 to $0.96 per diluted share.
  For the full year 2013, the Company expects revenue in the range of $721 million to $741 million and adjusted net income to be in the range of $168 million to $176 million, or $4.30 to $4.50 per diluted share.

First quarter 2013 guidance is based on an assumed average U.S. retail fuel price of $3.72 per gallon, and approximately 39 million shares outstanding. Full-year 2013 guidance is based on an assumed average U.S. retail fuel price of $3.65 per gallon and approximately 39 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price. WEX is assuming that exchange rates will remain in the range of the current spot rates.

The Company's guidance also assumes that first quarter 2013 domestic fleet credit loss will range between 9 and 14 basis points, and that domestic fleet credit loss for full year 2013 will range between 9 to 14 basis points.

The Company's guidance does not reflect the impact of any future stock repurchases that may occur in 2013, any potential write-offs related to refinancing our credit facility or the impact of the resolution of the pending MasterCard merchant litigation. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles as well as the related tax impacts.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months and years ended December 31, 2012 and 2011.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2012. This table is presented as Exhibit 2. The Company is also providing selected segment review information for the three months and years ended December 31, 2012 and 2011 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 6, 2013, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WXS) is a leading provider of corporate card payment solutions. From its roots as a pioneer in fleet card payments in 1983, WEX now provides its 7.6 million cardholders with exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia, Wright Express New Zealand and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,300 associates. For more information about WEX, please visit WEXInc.com.

Forward Looking Statement

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for the impact of recent acquisitions and equity investments; the Company’s positioning for future growth; planned investments in growth opportunities; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the failure of corporate investments to result in anticipated strategic value; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liability, or loss of relationships with customers or merchants; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding bonds on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Exhibit 99.2 of the Company's current report on Form 8-K furnished to the Securities and Exchange Commission on January 22, 2013 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this news release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011

Revenues
Fleet payment solutions	$128,882	107,468	$470,591	$436,704
Other payment solutions	40,116	32,368	152,560	116,372

Total revenues	168,998	139,836	623,151	553,076

Expenses
Salary and other personnel	35,879	25,118	123,380	104,610
Service fees	29,143	18,224	103,189	70,202
Provision for credit losses	7,665	7,063	22,539	27,527
Technology leasing and support	4,819	3,572	18,537	15,423
Occupancy and equipment	12,202	2,957	21,264	11,803
Depreciation and amortization	15,769	11,725	66,360	45,369
Operating interest expense	1,560	1,265	4,990	5,453
Cost of hardware and equipment sold	877	722	3,147	3,764
Other	11,585	8,457	38,126	35,601

Total operating expenses	119,499	79,103	401,532	319,752

Operating income	49,499	60,733	221,619	233,324

Financing interest expense	(3,556)	(2,589)	(10,433)	(11,676)
Gain (loss) on foreign currency transactions	13	(96)	(299)	(459)
Net realized and unrealized (loss) on fuel price derivatives	(319)	(6,878)	(12,365)	(11,869)
Decrease in tax refund due to former shareholder of RD Card Holdings Australia	—		9,750	—
Increase in amount due under tax receivable agreement	(2,089)	160	(2,089)	(715)

Income before income taxes	43,548	51,330	206,183	208,605

Income taxes	14,694	18,538	109,474	74,983

Net income before noncontrolling interest	28,854	32,792	96,709	133,622

Less: Net earnings from noncontrolling interest	(199)	—	(213)	—

Net earnings attributable to WEX Inc.	29,053	32,792	96,922	133,622

Changes in available-for-sale securities, net of tax effect of $(71) and $(3) in 2012 and $(24) and $66 in 2011	(117)	(36)	(3)	108
Changes in interest rate swaps, net of tax effect of $— and $35 in 2012 and $33 and $179 in 2011	—	56	60	308
Foreign currency translation	(455)	13,974	6,734	2,567

Comprehensive income attributable to WEX Inc.	$28,481	46,786	$103,713	$136,605

Net earnings attributable to WEX Inc. per share:
Basic	$0.75	$0.85	$2.50	$3.45
Diluted	$0.74	$0.84	$2.48	$3.43

Weighted average common shares outstanding:
Basic	38,862	38,759	38,840	38,686
Diluted	39,091	39,015	39,092	38,998

WEX INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
	2012	2011

Assets
Cash and cash equivalents	$197,662	$25,791
Accounts receivable (less reserve for credit losses of $11,709 in 2012 and $11,526 in 2011)	1,555,814	1,323,915
Income taxes receivable	—	7,755
Available-for-sale securities	16,350	17,044
Fuel price derivatives, at fair value	—	410
Property, equipment and capitalized software, net	60,097	62,078
Deferred income taxes, net	100,128	143,524
Goodwill	844,285	549,504
Other intangible assets, net	241,810	109,656
Other assets	90,538	38,383

Total assets	$3,106,684	$2,278,060

Liabilities and Stockholders' Equity
Accounts payable	$527,838	$409,226
Accrued expenses	60,532	54,738
Income taxes payable	10,151	—
Deposits	890,345	693,654
Borrowed federal funds	48,400	6,900
Revolving line-of-credit facilities and term loan	621,000	295,300
Amounts due under tax receivable agreement	86,550	92,763
Fuel price derivatives, at fair value	1,729	415
Other liabilities	20,546	15,749

Total liabilities	2,267,091	1,568,745

Commitments and contingencies

Redeemable noncontrolling interest	21,662	—

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized; 42,586 in 2012 and 42,252 in 2011 shares issued; 38,908 in 2012 and 38,765 in 2011 shares outstanding	426	423
Additional paid-in capital	162,470	146,282
Retained earnings	730,311	633,389
Other comprehensive income (loss), net of tax:
Net unrealized gain on available-for-sale securities	197	200
Net unrealized loss on interest rate swaps	—	(60)
Net foreign currency translation adjustment	37,182	30,448

Accumulated other comprehensive income	37,379	30,588

Less treasury stock at cost; 3,766 shares in 2012 and 3,566 in 2011	(112,655)	(101,367)

Total stockholders' equity	817,931	709,315

Total liabilities and stockholders' equity	$3,106,684	$2,278,060

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Earnings
Fourth Quarter and Full Year Ended 2012 and 2011
(in thousands)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Total adjusted net income WEX Inc.	$41,843	$38,374	$158,524	$141,792

Unrealized gains (losses) on fuel price derivatives	116	(2,913)	(1,724)	10,872
Amortization of acquired intangible assets	(7,987)	(5,690)	(23,468)	(22,412)
Goodwill impairment	(1,337)	—	(17,508)	—
Change in tax refund due to former shareholders of RD Card Holdings Australia	—	—	9,750	—
Non-cash adjustment related to the tax receivable agreement	(2,089)	160	(2,089)	(715)
Impairment and other charges related to Fleet One acquisition	(10,550)	—	(10,550)	—
Net earnings attributable to noncontrolling interest	228	—	305	—
Tax impact	8,829	2,861	(16,318)	4,085

Net earnings attributable to WEX Inc.	$29,053	$32,792	$96,922	$133,622

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles, goodwill impairment, asset impairment, charges related to the acquisition of Fleet One, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement including the former shareholder of RD Card Holdings Australia. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles, goodwill impairment, asset impairment and other charges related to the acquisition of Fleet One, the net impact of tax rate changes on the Company's deferred tax asset and related tax refund due to former shareholders of RD Card Holdings Australia have no impact on the ongoing operations of the business.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s GAAP tax provision.

Exhibit 2
Selected Non-Financial Metrics

	Q4 2012	Q3 2012	Q2 2012	Q1 2012	Q4 2011
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	70,091	66,155	63,912	60,557	60,598
Gallons per payment processing transaction	22.7	19.3	19.5	19.5	19.6
Payment processing gallons of fuel (000s)	1,592,347	1,274,798	1,243,466	1,178,090	1,185,522
Average US fuel price (US$ / gallon)	$3.74	3.74	3.79	3.72	3.53
Average Australian fuel price (US$ / gallon)	$5.82	5.42	5.60	5.80	5.45
Payment processing $ of fuel (000s)	$6,083,379	4,868,631	4,823,656	4,503,698	4,304,150
Net payment processing rate	1.40%	1.62%	1.63%	1.64%	1.66%
Fleet payment processing revenue (000s)	$85,371	78,803	78,451	73,855	71,276

Other Payment Solutions – Payment Processing Revenue:*
Payment solutions purchase volume (000s)	$2,494,508	3,182,032	2,822,657	2,189,578	2,018,097
Net interchange rate	0.94%	0.90%	0.90%	0.90%	0.98%
Payment solutions processing revenue (000s)	$23,322	28,544	25,417	19,747	19,845

*Excludes payment processing revenue from rapid! Paycard and UNIK

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information
Fourth Quarter and Full Year Ended 2012 and 2011
(in thousands)
(unaudited)

Fleet Payment Solutions

(in thousands)	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2012	2011	Amount	Percent	2012	2011	Amount	Percent

Revenues
Payment processing	$85,371	$71,276	$14,095	20%	$316,480	$293,756	$22,724	8%
Transaction processing	4,708	4,081	627	15%	16,943	16,553	390	2%
Account servicing	18,250	15,149	3,101	20%	66,842	60,569	6,273	10%
Finance fees	14,555	12,263	2,292	19%	49,977	46,084	3,893	8%
Other	5,998	4,699	1,299	28%	20,349	19,742	607	3%

Total revenues	128,882	107,468	21,414	20%	470,591	436,704	33,887	8%
Other Payment Solutions

	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
(in thousands)	2012	2011	Amount	Percent	2012	2011	Amount	Percent

Revenues
Payment processing	$25,751	$20,226	$5,525	27%	$101,482	$77,570	$23,912	31%
Transaction processing	2,292	2,924	(632)	(22)%	7,420	8,185	(765)	(9)%
Account servicing	2,627	1,438	1,189	83%	6,518	3,432	3,086	90%
Finance fees	1,490	202	1,288	638%	2,330	731	1,599	219%
Other	7,956	7,578	378	5%	34,810	26,454	8,356	32%

Total revenues	40,116	32,368	7,748	24%	152,560	116,372	36,188	31%

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com